               Supplement dated August 13, 2004 to Prospectus and Statement of Additional Information dated May 1, 2004

Except as otherwise  indicated,  this  Supplement  updates the  Prospectus  and Statement of Additional  Information  for the following variable  annuity  products:  American  Skandia  Advisor  Plan III,  Stagecoach  Advisor  Plan III,  American  Skandia XTra Credit SIX,
Stagecoach XTra Credit SIX, American Skandia LifeVest(R)II, American Skandia APEX II, Stagecoach APEX II and Advisors Choice(R)2000.

This  Supplement  should be read and retained with the current  Prospectus for your annuity  contract  issued by American  Skandia Life
Assurance  Corporation  ("American  Skandia").  This Supplement is intended to update certain information in the May 1, 2004 Prospectus for the variable  annuity you own, and is not intended to be a prospectus or offer for any other variable  annuity listed here that you do not own. If you would like  another  copy of the current  Prospectus  or a  Statement  of  Additional  Information,  please  contact
American Skandia at 1-800-766-4530.

Changes to certain  systems under which we administer  your annuity will take effect on or about  September 7, 2004.  These changes are the result of further efforts to integrate  American Skandia's  operations into the operations used with other subsidiary  companies of
Prudential  Financial,  Inc. The following changes to the Prospectus and Statement of Additional  Information are made, effective on or about September 7, 2004, to reflect these changes.

1.       CHANGE IN MAILING  ADDRESSES:  The mailing  address has been changed,  therefore,  all  references to the mailing  address for
American Skandia, are changed as follows:

(a)      for regular mail: AMERICAN SKANDIA - VARIABLE ANNUITIES, P.O. Box 7960, Philadelphia, PA 19176; and

(b)      for express mail: AMERICAN SKANDIA - VARIABLE ANNUITIES, 2101 Welsh Road, Dresher, PA 19025

2.       JOINT  OWNERSHIP:  The first bullet in the  sub-section  "Owner,  Annuitant and  Beneficiary  Designations"  under the Section
"Purchasing  Your  Annuity-What  are Our Requirements for Purchasing the Annuity?" in the Prospectus is replaced in its entirety by the following to indicate that up to two owners will be permitted and that we may permit each owner to act separately:

|X|      "Owner:  The Owner(s)  holds all rights under the Annuity.  You may name up to two Owners in which case all  ownership  rights
         ------
       are held jointly.  Generally  joint owners are required to act jointly,  however,  if each owner provides us with an instruction that we find  acceptable,  we will permit each owner to act  separately.  All  information and documents that we are required to send you will be sent to the first named owner.  This Annuity  does not provide a right of  survivorship.  Refer to the Glossary of Terms for a complete description of the term "Owner."

3.       DOLLAR COST AVERAGING:  The first paragraph and the sentence  immediately  following in the sub-section,  "Do You Offer Dollar
Cost  Averaging"  under the Section  "Managing Your Account Value" in the Prospectus are replaced in their entirety by the following to reflect that we will now permit  semi-annual  and annual  transfer  options from the  variable  investment  option and that there is no longer a minimum Account Value requirement:

"DO YOU OFFER DOLLAR COST AVERAGING?
Yes. We offer Dollar Cost Averaging during the accumulation  period.  Dollar Cost Averaging  allows you to  systematically  transfer an amount  periodically  from one investment  option to one or more other investment  options.  You can choose to transfer  earnings only, principal  plus  earnings or a flat dollar  amount.  You may elect a Dollar Cost  Averaging  program that  transfers  amounts  monthly, quarterly,  semi-annually,  or annually  from variable  investment  options,  or a program that  transfers  amounts  monthly from Fixed
Allocations.  By investing  amounts on a regular  basis instead of investing  the total amount at one time,  Dollar Cost  Averaging may decrease the effect of market  fluctuation  on the  investment  of your  purchase  payment.  This may result in a lower average cost of units over time.  However,  there is no guarantee  that Dollar Cost  Averaging  will result in a profit or protect  against a loss in a declining  market.  There is no minimum  Account  Value  required to enroll in a Dollar Cost  averaging  program and we do not deduct a charge for participating in a Dollar Cost Averaging program."

4.       AUTOMATIC  REBALANCING:  The sub-section "Do You Offer Any Automatic  Rebalancing  Programs," under the Section "Managing Your
Account Value" in the Prospectus is revised in its entirety as indicated  below to reflect that (i) we will permit a monthly  automatic rebalancing option; (ii) if you have elected GRO or GRO Plus we will suspend,  rather than terminate the automatic  rebalancing program if there is no Account  Value in the variable  investment  options at the time the  rebalancing  is  scheduled;  (iii) you may transfer amounts into  variable  investment  options that are not part of your  rebalancing  program but any such transfer will no longer affect your rebalancing  program;  (iv) transfers made as part of an automatic  rebalancing program will no longer count towards the number of free  transfers  permitted in a year;  and (v) there is no longer a minimum  Account Value  requirement  in order to  participate in an automatic rebalancing program:

"DO YOU OFFER ANY AUTOMATIC REBALANCING PROGRAMS?
Yes.  During the  accumulation  period,  we offer  automatic  rebalancing  among the variable  investment  options you choose.  You can choose to have your Account Value rebalanced  monthly,  quarterly,  semi-annually,  or annually.  On the appropriate date, the variable investment  options you chose are rebalanced to the allocation  percentages you request.  With automatic  rebalancing,  we transfer the appropriate  amount  from the  "overweighted"  Sub-accounts  to the  "underweighted"  Sub-accounts  to return your  allocations  to the percentages  you  request.  For  example,  over time the  performance  of the variable  investment  options  will differ,  causing your percentage  allocations  to  shift.  Any  transfer  to or from  any  variable  investment  option  that is not  part of your  automatic rebalancing  program,  will be made, however that variable investment option will not become part of your rebalancing program unless we receive instructions from you indicating that you would like such option to become part of the program.

There is no minimum Account Value to enroll in automatic  rebalancing.  All rebalancing  transfers as part of an automatic  rebalancing program are not included  when  counting  the number of  transfers  each year toward the maximum  number of free  transfers.  We do not deduct a charge for  participating  in an automatic  rebalancing  program.  Participation in the Automatic  Rebalancing  program may be restricted if you are enrolled in certain other optional programs."

5.       TWENTY FREE TRANSFER  LIMIT:  The following  sections of the Prospectus  are revised as indicated  below to reflect that we no longer count  transfers  made pursuant to automatic  rebalancing  or asset  allocation  programs  towards the 20  transfer-charge  free transfers a year:

(i) The third sentence  under the heading  "Transfer  Fee" in the  sub-section  "What are the Contract Fees and Charges" in the section
"Fees and Charges" is replaced in its entirety by the following:

              "We do not consider transfers made as part of a dollar cost averaging,  automatic rebalancing or asset allocation program when we count the twenty free transfers."

(ii) The second  sentence in the second  paragraph  under the  sub-section  "Are there  Restrictions  or Charges on  Transfers  Between
Investment Options?" in the section "Managing Your Account Value," is replaced in its entirety by the following:

              "Transfers made as part of a dollar cost  averaging,  automatic  rebalancing,  or asset  allocation  program do not count toward the twenty free transfer limit."

6.       ALLOCATION  OF SUBSEQUENT  PURCHASE  PAYMENTS:  The following  sections of the  Prospectus  are revised as indicated  below to reflect that unless otherwise  instructed,  or unless there is an asset allocation  program in effect, we will allocate subsequent purchase payments in the same manner as you instructed us to allocate your initial purchase payment:

(i) The  information  under the  heading  "Subsequent  Purchase  Payments,"  in the  sub-section  "How and When are  Purchase  Payments
Invested?", in the section "Managing Your Account Value" is replaced in its entirety by the following:

"Subsequent Purchase Payments:  Unless you participate in an asset allocation program, or unless you have provided us with other  specific allocation  instructions  for one, more than one, or all subsequent purchase  payments,  we will allocate any additional  Purchase Payments you make according to your initial purchase payment  allocation instructions.  If you so instruct us, we will allocate  subsequent  purchase payments  according to any new  allocation  instructions.  Purchase payments made while you participate in any asset allocation program, automatic  rebalancing program or systematic  investment plan will be allocated in accordance with such program. "

(ii) The  information  under the  sub-section  "May I Make  Additional  Purchase  Payments?",  the section  "Managing  Your Annuity" is replaced in its entirety by the following:

"MAY I MAKE ADDITIONAL PURCHASE PAYMENTS
The minimum amount that we accept as an additional  Purchase  Payment is $100 unless you participate in American  Skandia's  Systematic
Investment Plan or a periodic purchase payment program.  Unless you participate in an asset allocation program,  automatic  rebalancing or systematic  investment plan program, or unless you have provided us with other specific  allocation  instructions for one, more than one, or all  subsequent  purchase  payments,  we will  allocate any  additional  Purchase  Payments you make  according to your initial purchase payment allocation  instructions.  If you so instruct us, we will allocate  subsequent  purchase payments according to any new allocation  instructions.  Purchase payments made while you participate in any asset allocation program,  automatic rebalancing program or systematic  investment  plan will be allocated in  accordance  with such program.  Additional  Purchase  Payments may be paid at any time before the Annuity Date."

7.       APPROVAL OF PURCHASE  PAYMENTS:  The first sentence of the second paragraph under the heading "Initial Purchase  Payment",  in the subsection  "What are the Requirements  for Purchasing the Annuity",  in the section,  "Purchasing Your Annuity" is replaced by the following to reflect the need for our approval of any purchase payment of $1,000,000 or more.:

"Where allowed by law, we must approve any initial and additional Purchase Payments of $1,000,000 or more."

8.  Applicable to all variable annuities listed above except for Advisors Choice(R)2000 and American Skandia LifeVest(R)II:

ANNUITY  REWARDS:  Since the benefit under the American  Skandia  Annuity Rewards option can be effective on a date other than the date of its election,  the  computation  of values under this benefit  relate to the effective  date of the benefit rather than the election date of the benefit.  Therefore all references in the prospectus are changed accordingly.

9.       PROCESSING OF SCHEDULED  TRANSACTIONS:  The third  sentence  under the heading  "Scheduled  Transactions",  in the  subsection
"When Do You Process and Value  Transactions?",  in the section  "Valuing your  Investment" is replaced by the following to reflect the fact that  generally we will process a scheduled  transaction  on the next business day when the scheduled  transaction  falls on a day that is not a Valuation  Day. If this practice would result in the  transaction  occurring in the  subsequent  calendar  year,  then we will process the transaction on the preceding Valuation Day:

 "In that case,  the  transaction  will be processed  and valued on the next  business  day,  unless the next business day falls in the subsequent calendar year, in which case the transaction will be processed and valued on the prior business day."

10.      MINIMUM PAYMENT  AMOUNTS:  The last sentence of the second  paragraph in the subsection  "What are Minimum  Distributions  and
When Would I Need to Make Them?",  under the section  "Access to Account Value" is deleted  because the $100 minimum amount  applicable to other types of systematic withdrawals applies to minimum distributions.

11.      COMPANY TAXES:  The following is added as a new subsection  under "Tax  Considerations"  to reflect certain tax treatment that the Company receives:

     Company Taxes
     In calculating our corporate income tax liability,  we derive certain corporate income tax benefits associated with the investment of company assets,  including separate account assets,  which are treated as company assets under applicable income tax law. These benefits reduce our overall  corporate income tax liability.  Under current law, such benefits may include foreign tax credits and corporate  dividends  received  deductions.  We do not pass these tax benefits  through to holders of the separate account annuity contracts  because (i) the contract owners are not the owners of the assets  generating these benefits under applicable income tax law and (ii) we do not currently pass through company income taxes on the taxable corporate earnings created by this product.

12.      CHANGE IN OWNERSHIP:  The following  sentences are added to the subsection "May I change the Owner,  Annuitant and Beneficiary
Designations?",  under the section  "Managing  Your  Annuity" to reflect that any automated  investment or withdrawal  programs will be terminated but may be reelected upon a change in ownership:

"Upon an  ownership  change,  any  automated  investment  or  withdrawal  programs  will be  canceled.  The new owner  must  submit the applicable program enrollment if they wish to participate in such a program."